Exhibit 99.1

                                     [LOGO]
                               AMERICAN FINANCIAL
                                  REALTY TRUST

FOR IMMEDIATE RELEASE

CONTACT: Muriel S. Lange
         Investor Relations
         Telephone: 215-887-2280
         Email: mlange@afrt.com website: www.afrt.com

                    AMERICAN FINANCIAL REALTY TRUST TO OFFER
                    $300 MILLION IN CONVERTIBLE SENIOR NOTES

JENKINTOWN, Pa., June 23, 2004 - American Financial Realty Trust (NYSE: AFR), a real estate investment trust focused on acquiring and leasing properties occupied by financial institutions, today announced that it intends to sell through a private offering $300 million of convertible senior notes due 2024. The company will grant one of the initial purchasers an option to purchase up to an additional $60 million of convertible notes. The company will use the net proceeds from the offering principally to fund the acquisition of additional properties. Pending such uses, the company intends to invest the net proceeds in short-term marketable securities, or in money market accounts.

The convertible notes will be senior unsecured obligations of the company and will be convertible into American Financial Realty Trust common shares under certain conditions at a conversion price representing a premium of approximately 27% to the closing market price. The convertible notes will be interest bearing at a rate of approximately 4.375% per annum.

The convertible notes and the underlying common stock issuable upon conversion have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This news release does not constitute an offer to sell, or the solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

About American Financial Realty Trust

American Financial Realty Trust is a self-administered, self-managed real estate investment trust
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that acquires properties from, and leases properties to, regulated financial institutions. The Company owns and manages its assets primarily under long-term triple net and bond net leases with banks. The Company is led by chief executive officer Nicholas S. Schorsch and non-executive chairman Lewis S. Ranieri. The Company is traded on the New York Stock Exchange under the ticker symbol AFR.

Forward-Looking Statements

The forward-looking statements contained in this release are statements that are subject to various risks and uncertainties, including the uncertainties associated with the availability, timing and occurrence of transaction closings and changes in real estate and general market conditions. American Financial does not undertake a duty to update forward-looking statements. It may, in its discretion, provide information in future public announcements regarding its outlook that may be of interest to the investment community. The format and extent of future outlooks may be different from the format and extent of the information contained in this release.